                                            Rule 424(b)5
                                            Registration Statement No. 333-56333


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 17, 1998)

                                  $75,000,000

                             MICHIGAN CONSOLIDATED
                                  GAS COMPANY
              RESETABLE MANDATORY PUTABLE/REMARKETABLE SECURITIES
                         ("MAPSSM"), DUE JUNE 30, 2038
                               ------------------
     The Resetable MAndatory Putable/remarketable Securities ("MAPSSM"), due June 30, 2038 (the "Notes") offered hereby (the "Notes Offering") are being issued by Michigan Consolidated Gas Company ("MichCon" or the "Company"). During the period from and including June 23, 1998 to but excluding June 30, 2003 (the "Initial Spread Period"), interest on the Notes will accrue at a per annum rate equal to 6.20%. THE NOTES ARE SUBJECT TO MANDATORY OR OPTIONAL TENDER ON JUNE 30, 2003 (THE "FIRST REMARKETING DATE").
                                                        (continued on next page)

     UNTIL THE RELEASE DATE (AS DEFINED HEREIN), THE NOTES WILL BE SECURED BY THE COMPANY'S FIRST MORTGAGE BONDS (THE "FIRST MORTGAGE BONDS") ISSUED AND DELIVERED TO THE SENIOR TRUSTEE (AS DEFINED HEREIN) UNDER ITS MORTGAGE INDENTURE (AS DEFINED HEREIN). ON THE RELEASE DATE, THE NOTES WILL CEASE TO BE SECURED BY SUCH FIRST MORTGAGE BONDS AND, AT THE COMPANY'S OPTION, EITHER (i) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (ii) WILL BE SECURED BY FIRST MORTGAGE BONDS UNDER A SECURED MORTGAGE INDENTURE OTHER THAN THE MORTGAGE INDENTURE. SEE "DESCRIPTION OF THE NOTES -- SECURITY; RELEASE DATE."

     Concurrently with the Notes Offering, the Company is offering (the "Separate Notes Offering") pursuant to a separate Prospectus Supplement, $75,000,000 aggregate principal amount of its senior debt securities (the "Separate Notes"). Consummation of the Notes Offering is not a condition to consummation of the Separate Notes Offering, and consummation of the Separate Notes Offering is not a condition to consummation of the Notes Offering.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                          PUBLIC(1)               DISCOUNT(2)           THE COMPANY(3)(4)
-------------------------------------------------------------------------------------------------------------
Per Resetable MAPS                           100%                     .60%                   102.25%
-------------------------------------------------------------------------------------------------------------
Total                                    $75,000,000                $450,000               $76,687,500
=============================================================================================================

   (1) Plus accrued interest, if any, from June 23, 1998.
   (2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
   (3) Before deducting expenses payable by the Company estimated at
       $150,000.
   (4) The proceeds to the Company include a premium paid by the Mandatory Tender Remarketing Agent for the right to require the mandatory tender of all outstanding Resetable MAPS. See "Underwriting."
                               ------------------

     The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of The Depository Trust Company ("DTC") on or about June 23, 1998.
                               ------------------

"MAPSSM" is a service mark of Salomon Brothers Inc
SALOMON SMITH BARNEY                                   A.G. EDWARDS & SONS, INC.
June 18, 1998

(continued from previous page)

     If Salomon Brothers Inc, as mandatory tender remarketing agent (the "Mandatory Tender Remarketing Agent"), has elected to exercise its option to remarket the Notes (the "Remarketing Right") upon the terms described herein, except in certain circumstances, (i) the Notes will be subject to mandatory tender to the Mandatory Tender Remarketing Agent at 100% of the principal amount thereof for remarketing on the First Remarketing Date and (ii) the Notes will bear interest from and after the First Remarketing Date to but excluding June 30, 2013 (the "Second Remarketing Date") at the rate determined by the Mandatory Tender Remarketing Agent in accordance with the procedures set forth herein. On the date of such an election by the Mandatory Tender Remarketing Agent, the Notes will be deemed to be in "Mandatory Tender Mode". If the Remarketing Right is exercised, but the Mandatory Tender Remarketing Agent fails for any reason to purchase any or all of the tendered Notes, the Company will be required to repurchase the entire aggregate principal amount of such Notes from the beneficial owners (the "Beneficial Owners") thereof, on the First Remarketing Date at 100% of the principal amount thereof plus accrued interest, if any. From and after the earlier to occur of (i) the First Remarketing Date in the event that the Mandatory Tender Remarketing Agent elects not to remarket the Notes pursuant to the Remarketing Right and (ii) the Second Remarketing Date, the character and duration of the interest rate on the Notes will be determined by the Reset Remarketing Agent (as defined herein) and agreed to by the Company on each applicable Duration/Interest Mode Determination Date (as defined herein) and the spread will be as agreed to by the Company and the Reset Remarketing Agent on the corresponding Spread Determination Date (as defined herein), subject to certain limitations. The Notes will be deemed to be in "Reset Mode" from and after the date that is ten Business Days prior to (i) the First Remarketing Date in the event that the Mandatory Tender Remarketing Agent fails to give notice of exercise of the Remarketing Right or (ii) the Second Remarketing Date if the Remarketing Right is exercised. If the Company and the Reset Remarketing Agent are unable to agree on the Spread for any Spread Period either (i) after the Initial Spread Period, if the Remarketing Right has not been exercised or (ii) or after the Second Remarketing Date, if the Remarketing Right is exercised (in either case, a "Subsequent Spread Period"), the Company will be required unconditionally to repurchase and retire all of the Notes on the date immediately following the end of the Initial Spread Period or the prior Subsequent Spread Period, as the case may be (a "Reset Tender Date"), at a price equal to 100% of the principal amount thereof, together with accrued interest to the Reset Tender Date. In addition, if the Reset Remarketing Agent does not purchase any of the Notes that are tendered on the Reset Tender Date, the Company will be required unconditionally to repurchase and retire any such Notes that were tendered but not repurchased by the Reset Remarketing Agent on the Reset Tender Date at a price equal to 100% of the principal amount thereof, together with accrued interest to the Reset Tender Date. The initial Reset Remarketing Agent shall be Salomon Brothers Inc.

     During the Initial Spread Period, interest on the Notes will be payable semiannually on June 30 and December 30 of each year commencing December 30, 1998. If the Notes are in Mandatory Tender Mode, interest will be payable semiannually on June 30 and December 30 of each year, commencing December 30, 2003. If the Notes are in Reset Mode, interest on the Notes during each Subsequent Spread Period will be payable, as applicable, either (i) at a floating interest rate (such Notes being in the "Floating Rate Interest Mode", and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Interest Mode" and such interest rate being a "Fixed Rate"), in each case as determined on the applicable Duration/Interest Mode Determination Date by the Reset Remarketing Agent and the Company in accordance with a remarketing agreement between the Reset Remarketing Agent and the Company (the "Reset Remarketing Agreement"). In Reset Mode, the Spread used in determining the interest rate for the Notes during each Subsequent Spread Period will be determined on each subsequent Spread Determination Date which precedes the beginning of the corresponding Subsequent Spread Period, pursuant to agreement between the Company and the Reset Remarketing Agent (except as otherwise provided below). In Reset Mode, (i) if the Notes are in the Floating Rate Interest Mode, interest on the Notes will be payable in arrears, as specified on the applicable Duration/Interest Mode Determination Date, either monthly, quarterly or semiannually, or (ii) if the Notes are in the Fixed Rate Interest Mode, interest on the Notes will be payable semiannually in arrears on each June 30 and December 30 during the applicable Subsequent Spread Period. "Interest Payment Dates" as used herein shall mean each June 30 and December 30 except if the Notes are in

Reset Mode and the interest rate is a Floating Rate, in which case the Interest Payment Dates shall be the thirtieth day of the month, quarter or semiannual period established as interest payment dates on the applicable Duration/Interest Mode Determination Date. See "Description of the Notes."

     The Notes are not redeemable prior to the First Remarketing Date and, if the Notes are remarketed pursuant to the Remarketing Right, they may not be redeemed prior to the Second Remarketing Date; provided, however that the Notes may be redeemed, at the option of the Company, on the First Remarketing Date at the Optional Redemption Price described herein. Thereafter, if the Notes are in Reset Mode, they may be redeemable, at the option of the Company, on any date of commencement of a Subsequent Spread Period and on those Interest Payment Dates that are specified as redemption dates by the Company on the applicable Duration/Interest Mode Determination Date, in whole or in part, upon notice thereof given at any time during the 30 calendar day period ending on the tenth Business Day prior to the redemption date (provided that notice of any partial redemption must be given to the holders ("Holders") at least 15 Business Days prior to the redemption date), in accordance with the redemption type selected on the Duration/Interest Mode Determination Date. Unless previously redeemed or repurchased, the Notes will mature on June 30, 2038. See "Description of the Notes -- Redemption of the Notes".

     The obligations of the Mandatory Tender Remarketing Agent and the Reset Remarketing Agent to purchase the Notes on the relevant tender date are each subject to certain conditions and termination events customary in the Company's public offerings. No Beneficial Owner of any Note shall have any rights or claims against the Company or the Reset Remarketing Agent as a result of the Reset Remarketing Agent not purchasing such Notes. The Company will agree to indemnify the Mandatory Tender Remarketing Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), arising out of or in connection with its duties under the Mandatory Tender Remarketing Agreement (as defined below). See "Description of the Notes -- Tender at Option of Beneficial Owners in Reset Mode," "-- Mandatory Tender" and "-- Concerning the Mandatory Tender Remarketing Agent and the Reset Remarketing Agent".

     The Notes will be represented by a single Global Note registered in the name of DTC or its nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued.
                           -------------------------

     THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE OVERALLOTMENT TRANSACTIONS AND THE PURCHASE OF NOTES TO COVER THE UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                           FORWARD-LOOKING STATEMENTS

     Statements contained in or incorporated by reference into this Prospectus Supplement or the accompanying Prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve certain risks and uncertainties that may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's businesses; (iv) economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas and oil reserve estimates; (vi) the timing and extent of changes in commodity prices for natural gas, electricity and crude oil; (vii) conditions of capital markets and equity markets; and (viii) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus, and by the more detailed information and the financial statements and notes appearing in the incorporated documents.

                                  THE COMPANY

     MichCon is a Michigan corporation that was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. MichCon is a natural gas utility primarily engaged in the distribution and transmission of natural gas in the state of Michigan. MichCon also has subsidiaries involved in the gathering and transmission of natural gas in northern Michigan. MichCon operates one of the largest natural gas distribution and transmission systems in the United States and the largest in Michigan.

     MichCon serves 1.2 million customers in the Detroit, Grand Rapids, Ann Arbor, Traverse City and Muskegon metropolitan areas and in various other communities throughout the state of Michigan. The following services are provided by MichCon:

          - Gas Sales -- Includes the sale and delivery of natural gas to residential and small-volume commercial customers.

          - End User Transportation -- Through this service, large-volume commercial and industrial customers that purchase natural gas directly from producers or brokerage companies utilize the Company's network to transport the gas to their facilities.

          - Intermediate Transportation -- Provides transportation service through the Company's gathering and high pressure transmission system to producers, brokers and other local distribution companies that own the natural gas, but are not the ultimate consumer.

     MichCon is a wholly-owned subsidiary of MCN Energy Group, Inc. ("MCN"), a New York Stock Exchange-listed company (ticker symbol: MCN). MCN's other principal operating subsidiary is MCN Investment Corporation, a subsidiary holding company for various diversified energy businesses.

                               THE NOTES OFFERING

SECURITIES OFFERED............   $75,000,000 aggregate principal amount of
                                 Resetable MAPS, due June 30, 2038.

MATURITY DATE.................   The stated maturity of the Notes is June 30,
                                 2038.

INITIAL SPREAD PERIOD.........   The Notes offered hereby will initially bear
                                 interest at a per annum rate of 6.20% for the period from and including June 23, 1998, to but excluding June 30, 2003.

MANDATORY TENDER MODE AND
  MANDATORY TENDER............   On the First Remarketing Date, the Mandatory
                                 Tender Remarketing Agent will have the option, if elected, to purchase the Notes following a mandatory tender at 100% of the principal amount thereof for subsequent remarketing. If the Remarketing Right is exercised, such Notes will be in "Mandatory Tender Mode" and will, except in certain circumstances bear interest at a rate determined in accordance with the procedures set forth herein from the First
                                 Remarketing Date to but excluding the Second
                                 Remarketing Date.

RESET MODE AND OPTIONAL
TENDER........................   From and after the earlier to occur of ten
                                 Business Days prior to (i) the First
                                 Remarketing Date if the Mandatory Tender
                                 Remarketing Agent does not exercise the
                                 Remarketing Right and

                                 (ii) the Second Remarketing Date, the Notes will be in Reset Mode. While in Reset Mode, the Notes will be subject to optional tender by the Holders thereof at the end of each Spread period following the Initial Spread Period, if the Remarketing Right is not exercised or the Second Remarketing Date, if the Remarketing Right is exercised, under each case, thereafter following each Subsequent Spread Period. If the Company and the Reset Remarketing Agent agree on a subsequent Spread, except in certain circumstances, the Notes will bear interest either in a Floating Rate Interest Mode or a Fixed Rate Interest Mode, as determined by the Company and the Reset Remarketing Agent.

REDEMPTION AND REPURCHASE.....   The Notes may not be redeemed prior to the
                                 First Remarketing Date and, if the Notes are remarketed pursuant to the Remarketing Right, they may not be redeemed prior to the Second
                                 Remarketing Date. The Notes will be subject to optional redemption by the Company (i) on the First Remarketing Date at the Optional
                                 Redemption Price or (ii) if the Notes are in Reset Mode, on each Commencement Date and such other dates as established by the Company on the applicable Duration/Interest Mode
                                 Determination Date. In the event that (i) the Mandatory Tender Remarketing Agent fails for any reason to purchase the Notes in Mandatory
                                 Tender Mode following exercise of the
                                 Remarketing Right, (ii) the Company and the
                                 Reset Remarketing Agent fail for any reason to agree on a subsequent Spread for Reset Mode
                                 Notes or (iii) the Reset Remarketing Agent fails for any reason to purchase any Notes in Reset Mode that are tendered on the Reset
                                 Tender Date, the Company is required to
                                 repurchase and retire the full aggregate principal amount of the Notes, in the case of
                                 (i) and (ii) above, and any Notes tendered but not purchased by the Reset Remarketing Agent in the case of (iii) above, at 100% of the principal amount thereof plus accrued interest.

SECURITY......................   Until the Release Date, the Notes will be
                                 secured by the Company's First Mortgage Bonds and thereafter will either (i) become unsecured general obligations of the Company or (ii) be secured by Substituted Collateral Bonds.

USE OF PROCEEDS...............   Proceeds from the sale of the Notes, in respect
                                 of which this Prospectus Supplement is being delivered, will be used to repay short-term debt used for the retirement of First Mortgage
                                 Bonds pursuant to a fixed-spread tender offer, to fund capital expenditures and for general corporate purposes.

SEPARATE NOTES OFFERING.......   Concurrently with the Notes Offering, the
                                 Company is offering $75,000,000 aggregate principal amount of the Separate Notes.
                                 Consummation of the Notes Offering is not a condition to consummation of the Separate Notes
                                 Offering, and consummation of the Separate
                                 Notes Offering is not a condition to the consummation of the Notes Offering.

                                USE OF PROCEEDS

     Proceeds from the sale of the Notes, in respect of which this Prospectus Supplement is being delivered, will be used to repay short-term debt used for the retirement of First Mortgage Bonds pursuant to a fixed-spread tender offer, to fund capital expenditures and for general corporate purposes.

                            DESCRIPTION OF THE NOTES

     The following information concerning the Notes supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of Senior Debt Securities set forth in the accompanying Prospectus. Reference is also made to the remarketing agreement between the Company and the Mandatory Tender Remarketing Agent (the "Mandatory Tender Remarketing Agreement"), the Reset Remarketing Agreement and any Reset Remarketing Agreement Supplement, as defined below. The forms of Reset Remarketing Agreement and any Reset Remarketing Agreement Supplement are or will be filed with the Commission and incorporated into the Registration Statement of which the Prospectus forms a part. The Mandatory Tender Remarketing Agreement and the Reset Remarketing Agreement, as it may be supplemented, are referred jointly herein as the "Remarketing Agreements". Wherever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or the Indenture referred to therein.

GENERAL

     The Notes will be issued as a new series of Senior Debt Securities under an Indenture, dated as of June 1, 1998 (the "Senior Indenture"), between the Company and Citibank, N.A., as trustee (the "Senior Trustee"), which is more fully described in the accompanying Prospectus.

MATURITY

     The Notes will mature on June 30, 2038 (the "Stated Maturity Date") unless previously redeemed and will be issued only in fully registered, book-entry form. See "-- Book-Entry Only -- The Depository Trust Company" below. If the Stated Maturity Date or other redemption date of the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date.

SECURITY; RELEASE DATE

     Upon the issuance of the Notes, the Company will simultaneously issue and deliver to the Senior Trustee, as security for such Notes, First Mortgage Bonds, Collateral Series B (the "Collateral Bonds"), under the Twenty-Ninth Supplemental Indenture dated as of July 15, 1989, providing for the restatement of the Indenture of Mortgage and Deed of Trust dated as of March 1, 1944 between the Company and Citibank, N.A. ("Citibank" or the "Mortgage Trustee") and Robert
T. Kirchner (the "Individual Trustee" and, together with Citibank, the "Secured Trustees"), as supplemented by the Thirty-Fifth Supplemental Indenture to be entered into relating to the Collateral Bonds (as so supplemented, the "Mortgage Indenture") in an aggregate principal amount of $75,000,000. The Company has agreed to issue the Collateral Bonds in the name of the Senior Trustee in its capacity as trustee under the Senior Indenture and the Senior Trustee has agreed to hold the Collateral Bonds in such capacity under all circumstances and not transfer the Collateral Bonds until the earlier of the Release Date or the prior retirement of the Notes through redemption, repurchase or otherwise. The interest rates, Interest Payment Dates, method of paying interest, stated maturity date and redemption provisions for the Collateral Bonds will automatically mirror those of the Notes.

     Prior to the Release Date, the Company shall make payments of the principal of, and premium or interest on, the Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the related Notes.

     Reference is made to "Description of Senior Debt Securities -- Security; Release Date" in the accompanying Prospectus for a description of the circumstances under which all or part of the Collateral Bonds will cease to be held by the Senior Trustee as security for the Notes. As explained in the Prospectus, the Notes will cease to be secured by the Collateral Bonds on the Release Date and, at the option of the Company either (i) will become unsecured general obligations of the Company or (ii) will be secured by first mortgage bonds issued under a mortgage indenture other than the Mortgage Indenture (the "Substituted Collateral Bonds"). If the Company does not elect to have the Notes become unsecured on the Release Date, upon the issuance of any of the Notes on or after the Release Date, the Company will simultaneously issue and deliver to the Senior Trustee, as security for such Notes, Substituted Collateral Bonds. The Substituted Collateral Bonds will have the same interest rate, interest payment dates, Stated Maturity Date and redemption provisions, and will be in the same aggregate principal amount, as the Notes then issued. The Company will be required to give notice to the Holders, the Mandatory Tender Remarketing Agent and the Reset Remarketing Agent of the occurrence of the Release Date.

     In the event the Company elects to have the Notes become unsecured on the Release Date, the Company's ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted as described in "Description of the Senior Debt Securities -- Restrictions" in the accompanying Prospectus.

INITIAL INTEREST PERIOD

     For the period from and including June 23, 1998 to but excluding June 30, 2003 (the "Initial Spread Period"), interest on the Notes will accrue at a per annum rate equal to 6.20% (computed on the basis of a 360-day year of twelve 30-day months) and will be payable semiannually on June 30 and December 30 of each year commencing December 30, 1998 to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date. If any Interest Payment Date during the Initial Spread Period falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date; provided however, that if such next succeeding Business Day is in the next calendar year, such Interest Payment Date shall be the immediately preceding Business Day.

MANDATORY TENDER MODE INTEREST

     If the Remarketing Right is exercised by the Mandatory Tender Remarketing Agent, the Notes will bear interest from the First Remarketing Date to but excluding the Second Remarketing Date at the rate determined by the Mandatory Tender Remarketing Agent in accordance with the procedures set forth below ("Interest Rate to Second Remarketing"), except in certain circumstances. See "-- Tenders -- Mandatory Tender". Such Interest Rate to Second Remarketing shall be payable semiannually on June 30 and December 30 of each year, commencing December 30, 2003, to the persons in whose name the Mandatory Tender Mode Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date. Interest on such Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or date of redemption or repurchase of the Notes in Mandatory Tender Mode falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or date of earlier redemption or repurchase, as the case may be; provided however, that if such next succeeding Business Day is in the next calendar year, such Interest Payment Date shall be the immediately preceding Business Day.

RESET MODE INTEREST

     The Notes will be in Reset Mode from and after the date that is ten Business Days prior to (i) the First Remarketing Date in the event the Mandatory Tender Remarketing Agent fails to give notice of exercise of the Remarketing Right and (ii) the Second Remarketing Date if the Remarketing Right is exercised. If the Notes are in Reset Mode, the interest rate will be determined in the manner described below for each

Subsequent Spread Period which will be a period of at least six months and not extending beyond the maturity date, designated by the Company. Each Subsequent Spread Period will commence on a June 30 or December 30, as applicable (a "Commencement Date"), and will end on or before June 30, 2038.

     Floating Rate Interest Mode. During the Floating Rate Interest Mode, interest on the Reset Mode Notes for each Subsequent Spread Period will be payable either monthly, quarterly, or semiannually, as specified by the Company on each Duration/Interest Mode Determination Date. With respect to Notes in the Floating Rate Interest Mode, interest will be payable, in arrears, in the case of Notes which pay: (i) monthly, on the thirtieth day of each month; (ii) quarterly, on the thirtieth day of each March, June, September and December; and
(iii) semiannually, on the thirtieth day of each June and December. During any Subsequent Spread Period during which the Reset Mode Notes are in the Floating Rate Interest Mode, the interest rate on the Notes will be reset either monthly, quarterly or semiannually, and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Interest Period (as defined below), plus the applicable Spread. Interest on the Notes will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be. Each interest period during any Subsequent Spread Period (each, an "Interest Period") will be from and including the most recent Interest Payment Date on which interest has been paid to but excluding the next Interest Payment Date. The first day of an Interest Period is referred to herein as an "Interest Reset Date".

     If any Interest Payment Date (other than at maturity), redemption date, Interest Reset Date, Duration/Interest Mode Determination Date, Spread Determination Date (as defined below), Commencement Date or Reset Tender Date would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date, Duration/Interest Mode Determination Date, Spread Determination Date, Commencement Date or Reset Tender Date will be postponed to the next succeeding day that is a Business Day; provided, however, that in the case of an Interest Payment Date for a Note in Floating Rate Interest Mode, if such next succeeding Business Day is in the next succeeding month, such Interest Payment Date shall be the immediately preceding Business Day.

     LIBOR applicable for an Interest Period will be determined by the Rate Agent (as defined under "-- Tenders -- Tender at Option of Beneficial Owners in Reset Mode" below) as of the second London Business Day (as defined below) preceding each Interest Reset Date (a "LIBOR Determination Date") in accordance with the following provisions:

          (i) LIBOR will be determined on the basis of the offered rate for deposits in U.S. Dollars of the applicable Index Maturity commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750" on Dow Jones Markets Limited or any successor thereto (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no such offered rate appears on Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below. The term "London Business Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

          (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent (after consultation with the Company) to provide the Rate Agent with a quotation of the rate at which deposits in U.S. Dollars of the applicable Index Maturity commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. Dollars to leading European banks, of the applicable Index Maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be LIBOR determined with respect to the immediately preceding LIBOR Determination Date.

     The Index Maturity applicable to Notes in the Floating Rate Interest Mode will be, in the case of Notes paying (i) monthly, one month; (ii) quarterly, three months; and (iii) semiannually, six months.

     Fixed Rate Interest Mode. If the Notes are to be reset to the Fixed Rate Interest Mode, as agreed to by the Company and the Reset Remarketing Agent on a Duration/Interest Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 1:00 p.m. on the third Business Day preceding the Commencement Date for such Subsequent Spread Period (the "Fixed Rate Determination Date"), in accordance with the following provisions: the Fixed Rate will be a per annum rate and will be determined by adding the applicable Spread (as agreed to by the Company and the Reset Remarketing Agent on the preceding Spread Determination Date) to the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent or its agent after consultation with the Reset Remarketing Agent, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

     Interest in the Fixed Rate Interest Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates occurring on each June 30 and December 30 at the applicable Fixed Rate, as determined by the Company and the Reset Remarketing Agent on the Fixed Rate Determination Date, beginning on the Commencement Date and for the duration of the relevant Subsequent Spread Period. Interest on the Notes will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be. See "-- Additional Terms of the Notes in Reset Mode" for other provisions applicable to Notes in the Fixed Rate Interest Mode.

     If any Interest Payment Date or any redemption date in the Fixed Rate Interest Mode falls on a day that is not a Business Day (in either case, other than any Interest Payment Date or redemption date that falls on a Commencement Date, in which case each such date, including the Commencement Date, will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates; provided however, that if such next succeeding Business Day is in the next calendar year, such Interest Payment Date shall be the immediately preceding Business Day.

TENDERS

     Mandatory Tender. The following description sets forth the terms and conditions of the Mandatory Tender in the event the Mandatory Tender Remarketing Agent elects to exercise the Remarketing Right and remarkets the Notes on the First Remarketing Date.

     Provided that the Mandatory Tender Remarketing Agent gives notice to the Company and the Senior Trustee on a Business Day not later than 4:00 p.m. New York City time on the eleventh Business Day prior to the First Remarketing Date of its intention to exercise the Remarketing Right (the "Mandatory Tender

Notification Date"), the Notes will be automatically tendered, or deemed tendered, to the Mandatory Tender Remarketing Agent for purchase on the First Remarketing Date, except in the circumstances described under "-- Redemption of the Notes" below. Thirty calendar days prior to the First Remarketing Date, the Company will request that DTC provide preliminary notification to its Participants that, on the date that is ten Business Days prior to the First Remarketing Date either (i) the Remarketing Right will have been exercised and the Notes will be subject to mandatory tender on the First Remarketing Date or
(ii) the Notes will be in Reset Mode and a Duration/Interest Mode Determination Date will occur on such date. If the Mandatory Tender Remarketing Agent provides notification of its intention to exercise the Remarketing Right on the Mandatory Tender Notification Date, on the date that is ten Business Days prior to the First Remarketing Date, the Company will request that DTC notify its Participants that the Notes are in Mandatory Tender Mode and are subject to mandatory tender on the First Remarketing Date. The purchase price for the tendered Notes to be paid by the Mandatory Tender Remarketing Agent will equal 100% of the principal amount thereof. When the Notes are tendered for remarketing pursuant to the Remarketing Right, the Mandatory Tender Remarketing Agent may remarket such Notes for its own account at varying prices to be determined by the Mandatory Tender Remarketing Agent at the time of each sale. If the Remarketing Right is exercised, from and after the First Remarketing Date, such Notes will bear interest at the Interest Rate to Second Remarketing Date. If the Mandatory Tender Remarketing Agent exercises the Remarketing Right, the obligation of the Mandatory Tender Remarketing Agent to purchase such Notes on the First Remarketing Date is subject, among other things, to the conditions that, since the Mandatory Tender Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Senior Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing. If for any reason the Mandatory Tender Remarketing Agent does not purchase all tendered Notes on the First Remarketing Date after providing notice of its intention to exercise the Remarketing Right, the Company will be required to repurchase such Notes from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on such Notes to the First Remarketing Date. If the Mandatory Tender Remarketing Agent does not provide notice of its intention to exercise the Remarketing Right on the Mandatory Tender Notification Date, the Notes will be in Reset Mode ten Business Days prior to the First Remarketing Date.

     Provided that the Remarketing Right is exercised, the Interest Rate to Second Remarketing Date for the Notes will be determined by the Mandatory Tender Remarketing Agent by 3:30 p.m., New York City time, on the third Business Day immediately preceding the First Remarketing Date (the "Mandatory Tender Determination Date") to the nearest one hundred-thousandth of one percent (0.00001) per annum and will be equal to 5.50% (the "Base Rate"), plus the Applicable Spread for the Notes (as defined below).

     The "Applicable Spread" for the Notes in Mandatory Tender Mode is the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for such Notes, obtained by the Mandatory Tender Remarketing Agent on the Mandatory Tender Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of such Notes at the Dollar Price, but assuming (i) an issue date equal to the First Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Second Remarketing Date, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer to the Second Remarketing Date. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Second Remarketing Date announced by the Mandatory Tender Remarketing Agent, absent manifest error, will be binding and conclusive upon the Beneficial Owners and Holders of the Notes, the Company and the Senior Trustee.

     "Dollar Price" means, with respect to the Notes in Mandatory Tender Mode, the present value determined by the Mandatory Tender Remarketing Agent, as of the First Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the First Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" mean leading dealers of publicly traded debt securities of the Company in The City of New York (which may include the Mandatory Tender Remarketing Agent or one of its affiliates) selected by the Mandatory Tender Remarketing Agent after consultation with the Company.

     "Treasury Rate" means, with respect to the First Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for the First Remarketing Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Mandatory Tender Remarketing Agent as having an actual or interpolated maturity or maturities comparable to the Second Remarketing Date.

     "Comparable Treasury Price" means, with respect to the First Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Mandatory Tender Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for the First Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Mandatory Tender Remarketing Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace or be the successor to Dow Jones Markets Limited.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the First Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Mandatory Tender Remarketing Agent by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Mandatory Tender Determination Date.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Mandatory Tender Remarketing Agent shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the Notes, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the applicable Base Rate only, that would be due after the First Remarketing Date to and including the Second Remarketing Date, as determined by the Mandatory Tender Remarketing Agent. For purposes of this calculation only, it shall be assumed that the Notes will mature on the Second Remarketing Date.

     Provided the Remarketing Right has been exercised, the Mandatory Tender Remarketing Agent will notify the Company, the Senior Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Mandatory Tender Determination Date, of the Interest Rate to Second Remarketing Date. In such event, all of the tendered Notes of a series will be automatically delivered to the account of the Senior Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the First Remarketing Date, and the Mandatory Tender Remarketing Agent will make or cause the Senior Trustee to make payment to the DTC Participant of each tendering Beneficial Owner of the Notes, by book-entry through DTC by the close of business on the First Remarketing Date against delivery through DTC of such Beneficial Owner's tendered Notes, of 100% of the principal amount of such tendered Notes. The transactions described above will be executed on the First Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the Notes delivered by book entry as necessary to effect the purchases and sales thereof. Transactions involving the sale and purchase of the Notes remarketed by the Mandatory Tender Remarketing Agent on and after the First Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System. The tender and settlement procedures described above, including provisions for payment by purchasers of the Notes in the remarketing or for payment to selling Beneficial Owners of tendered Notes, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of such series of Notes in certificated form, if the book-entry system is no longer available for the Notes at the time of the remarketing. In addition, the Mandatory Tender Remarketing Agent may, in accordance with the terms of the Senior Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     Tender at Option of Beneficial Owners in Reset Mode. If the Notes are in Reset Mode because the Remarketing Right is not exercised on the First Remarketing Date, the Second Remarketing Date will have no effect on such Notes and no remarketing will be required on the Second Remarketing Date. When the Notes are in Reset Mode, if the Company and the Reset Remarketing Agent agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Company and the Reset Remarketing Agent will enter into a Reset Remarketing Agreement Supplement (a "Reset Remarketing Agreement Supplement") under which the Reset Remarketing Agent will agree, subject to the terms and conditions set forth therein, to purchase from tendering Holders on the Reset Tender Date all Notes with respect to which the Reset Remarketing Agent receives a Reset Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). Except as otherwise provided in the next succeeding paragraph, each Beneficial Owner of a Note may, at such owner's option, upon giving notice as provided below (a "Reset Tender Notice"), tender such Note for purchase by the Reset Remarketing Agent on the Reset Tender Date with respect to a Subsequent Spread Period at the Purchase Price. The Purchase Price will be paid by the Reset Remarketing Agent in accordance with the standard procedures of DTC, which currently provide for payments in same-day funds. Interest accrued on the Notes with respect to the preceding interest period will be paid in the manner described under "-- Book-Entry Only -- The Depository Trust Company" and "-- Additional Terms of the Notes in Reset Mode" below. If such Beneficial Owner has an account at the Reset Remarketing Agent and tenders such Note through such account, such Beneficial Owner will not be required to pay any fee or commission to the Reset Remarketing Agent. If such
Note is tendered through a broker, dealer, commercial bank, trust company or other institution other than the Reset Remarketing Agent, such Beneficial Owner may be required to pay fees or commissions to such other institution. It is currently anticipated that Notes so purchased by the Reset Remarketing Agent will be remarketed by it.

     The Reset Tender Notice must be received by the Reset Remarketing Agent during the period commencing at 3:00 p.m., New York City time, on the Spread Determination Date and ending at 12:00 noon, New York City time, on the second Business Day following such Spread Determination Date for such Subsequent Spread Period (the "Notice Date"). In order to ensure that a Reset Tender Notice is received on a particular day, the Beneficial Owner of Notes must direct his broker or other designated Participant or Indirect Participant to give such Reset Tender Notice before the broker's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the brokers or other Participants or Indirect Participants through which they own their interests in the Notes for the cut-off times for such brokers, other Participants or Indirect Participants. See "-- Book-Entry Only -- The Depository Trust Company" below. Except as otherwise provided below, a Reset Tender Notice shall be irrevocable. If a Reset Tender Notice is not received for any reason by the Reset Remarketing Agent with respect to any Note by 12:00 noon, New York City time, on the Notice Date, the Beneficial Owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Reset Remarketing Agent.

     The Reset Remarketing Agent will attempt, on a best efforts basis, to remarket the tendered Notes at a price equal to 100% of the aggregate principal amount so tendered. There is no assurance that the Reset Remarketing Agent will be able to remarket the entire principal amount of Notes tendered in a remarketing. The Reset Remarketing Agent will also have the option, but not the obligation, to purchase any tendered Notes at such price. The obligation of the Reset Remarketing Agent to purchase tendered Notes from the tendering Holders and to remarket such Notes will be subject to certain conditions and termination events customary in the Company's public offerings, including a condition that no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, shall have occurred since the Spread Determination Date. In the event that the Reset Remarketing Agent is unable to remarket some or all of the tendered Notes and chooses not to purchase such tendered Notes, the Company is obligated unconditionally to purchase and retire on the Reset Tender Date the remaining unsold tendered Notes at a price equal to 100% of the principal amount, plus accrued interest, if any, to the applicable Reset Tender Date. If the Reset Remarketing Agent does not purchase all Notes tendered for purchase on any Reset Tender Date, it will promptly notify the Company and the Senior Trustee.

     No Beneficial Owner of any Note will have any rights or claims under the Reset Remarketing Agreement Supplement or against the Company or the Reset Remarketing Agent as a result of the Reset Remarketing Agent's not purchasing such Notes.

     The term "Reset Remarketing Agent" means the nationally recognized broker-dealer selected by the Company to act as Reset Remarketing Agent. The term "Rate Agent" means the entity selected by the Company as its agent to determine (i) LIBOR and the interest rate on the Notes for any Interest Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate pursuant to the Reset Remarketing Agreement. The Company, in its sole discretion, will appoint a Rate Agent and may change the Reset Remarketing Agent and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Interest Mode Determination Date relating thereto.

ADDITIONAL TERMS OF THE NOTES IN RESET MODE

     The Spread that will be applicable during each Subsequent Spread Period for Notes in Reset Mode will be the percentage (a) recommended by the Reset Remarketing Agent so as to result in a rate that, in the opinion of the Reset Remarketing Agent, will enable tendered Notes to be remarketed by the Reset Remarketing Agent at 100% of the principal amount thereof, as described under "-- Tenders -- Tender at Option of Beneficial Owners in Reset Mode" above, and
(b) agreed to by the Company. The interest rate mode during each Subsequent Spread Period shall be either the Floating Rate Interest Mode or the Fixed Rate Interest Mode, as determined by the Company and the Reset Remarketing Agent.

     Unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, redemption type (i.e., par, premium or make-whole, including in the case of make-whole, Reinvestment Spread), redemption prices (if applicable), Commencement Date, Interest Payment Dates and interest rate mode (i.e., Fixed Rate Interest Mode or Floating Rate Interest Mode) (and any other relevant terms) for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the tenth Business Day prior to the Commencement Date of each Subsequent Spread Period (each a "Duration/Interest Mode Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 1:00 p.m., New York City time, on the fifth Business Day prior to the Commencement Date of such Subsequent Spread Period (each, a "Spread Determination Date"). Thirty calendar days prior to the First Remarketing Date, the Company will request that DTC provide preliminary notification to its Participants that, on the date that is ten Business Days prior to the First Remarketing Date either (i) the Remarketing Right will have been exercised and the Notes will be subject to mandatory tender on the First Remarketing Date or
(ii) the Notes will be in Reset Mode and a Duration/Interest Mode Determination Date will occur on such date. If the Mandatory Tender Remarketing Agent does not provide notification of its intention to exercise the Remarketing Right on the Mandatory Tender Notification Date, on the date that is ten Business Days prior to the First Remarketing Date, the Company will request that DTC notify its Participants of the occurrence of a Duration/Interest Mode Determination Date and of the procedures that must be followed if any Beneficial Owner of a Note wishes to tender such Note as described under "Tenders -- Tender at Option of Beneficial Owners in Reset Mode" above. With respect to all Subsequent Spread Periods established after the First Remarketing Date, the Company will request not later than five nor more than ten calendar days prior to any Duration/Interest Mode Determination Date, that DTC notify its Participants of such Duration/Interest Mode Determination Date and of the procedures that must be followed if any Beneficial Owner of a Note wishes to tender such Note as described under "Tenders -- Tender at Option of Beneficial

Owners in Reset Mode" above. In the event that DTC or its nominee is no longer the Holder of record of the Notes, the Company will notify the Holders of such information within such period of time. These will be the only notices given by the Company or the Reset Remarketing Agent with respect to such Duration/Interest Mode Determination Date and procedures for tendering Notes. The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Interest Mode, that is also a London Business Day.

     In the event that the Company and the Reset Remarketing Agent do not agree on the Spread for any Subsequent Spread Period, then the Company is required unconditionally to repurchase and retire all of the Notes on the Reset Tender Date at a price equal to 100% of the principal amount thereof, together with accrued interest to the Reset Tender Date. In the event that the Reset Remarketing Agent fails to purchase any Notes tendered on the Reset Tender Date, then the Company is required unconditionally to repurchase and retire any Notes tendered and not purchased by the Reset Remarketing Agent.

     All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

REPURCHASE OF THE NOTES

     If the Notes are in Mandatory Tender Mode, in the event that (i) the Mandatory Tender Remarketing Agent for any reason does not notify the Company of the Interest Rate to Second Remarketing Date by 4:00 p.m., New York City time, on the Mandatory Tender Determination Date, or (ii) prior to the First Remarketing Date, the Mandatory Tender Remarketing Agent has resigned and no successor has been appointed on or before the Mandatory Tender Determination Date, or (iii) since the Mandatory Tender Notification Date, the Mandatory Tender Remarketing Agent terminates the Mandatory Tender Remarketing Agreement due to the occurrence of a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing, or any other event constituting a termination event under the Mandatory Tender Remarketing Agreement shall have occurred, or (iv) the Mandatory Tender Remarketing Agent for any reason does not purchase all tendered Notes on the First Remarketing Date, the Company will repurchase such Notes on the First Remarketing Date at a price equal to 100% of the principal amount of such Notes plus all accrued and unpaid interest, if any, to the First Remarketing Date.

     If the Notes are in Reset Mode, in the event that (i) the Company and the Reset Remarketing Agent fail for any reason to agree on a Spread for a Subsequent Spread Period, or (ii) prior to any Commencement Date, the Reset Remarketing Agent has resigned and no successor has been appointed on or before the Duration/Interest Mode Determination Date, or (iii) since the Spread Determination Date, the Reset Remarketing Agent terminates the Reset Remarketing Agreement due to the occurrence of a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing, or any other event constituting a termination event under the Reset Remarketing Agreement shall have occurred, or (iv) the Reset Remarketing Agent for any reason does not purchase any Notes tendered on the Reset Tender Date, the Company will repurchase any such tendered but not purchased by the Reset Remarketing Agent Notes on the First Remarketing Date at a price equal to 100% of the principal amount of such Notes plus all accrued and unpaid interest, if any, to the applicable Reset Tender Date.

REDEMPTION OF THE NOTES

     The Notes may not be redeemed prior to the First Remarketing Date. On that date, if the Mandatory Tender Remarketing Agent exercises the Remarketing Right, the Notes will be subject to mandatory tender to the Mandatory Tender Remarketing Agent for remarketing on such date, subject to the conditions described above under "-- Tenders -- Mandatory Tender" and to the Company's right to redeem the Notes as described in the next sentence. The Company will notify the Mandatory Tender Remarketing Agent and the Senior Trustee, not later than the Business Day immediately preceding the Mandatory Tender Determination Date, if the Company irrevocably elects to exercise its right to redeem the Notes, in whole but not in part, from the Mandatory Tender Remarketing Agent on the First Remarketing Date at the Optional Redemption Price. If the Remarketing Right is exercised and the Notes are remarketed, they then may not be redeemed prior to the Second Remarketing Date.

     The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Mandatory Tender Remarketing Agent, discounted to the First Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the First Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the Notes, it shall pay the Option Redemption Price therefor in same-day funds by wire transfer to an account designated by the Mandatory Tender Remarketing Agent on the First Remarketing Date.

     If the Notes are in Reset Mode, on each Commencement Date and on those Interest Payment Dates specified as redemption dates by the Company on the Duration/Interest Mode Determination Date in connection with any Subsequent Spread Period, the Notes may be redeemed, at the option of the Company, in whole or in part, upon notice thereof given at any time during the 30-calendar-day period ending on the tenth Business Day prior to the redemption date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), in accordance with the redemption type selected on the Duration/Interest Mode Determination Date. In the event that less than all of the outstanding Notes are to be so redeemed, the Notes to be redeemed will be selected by such method as the Senior Trustee shall deem fair and appropriate. So long as the Global Note is held by DTC, the Company will give notice to DTC, whose nominee is the record holder of all of the Notes, and DTC will determine the principal amount to be redeemed from the account of each Participant. This will be the only notice given by the Company or the Reset Remarketing Agent with respect to redemption of the Notes. A Participant may determine to redeem from some Beneficial Owners (which may include a Participant holding Notes for its own account) without redeeming from the accounts of other Beneficial Owners.

     The redemption type to be chosen by the Company and the Reset Remarketing Agent on the Duration/Interest Mode Determination Date may be one of the following as defined herein: (i) Par Redemption; (ii) Premium Redemption; or
(iii) Make-Whole Redemption. "Par Redemption" means redemption at a redemption price equal to 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date. "Premium Redemption" means redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date, as determined on the Duration/Interest Mode Determination Date. "Make-Whole Redemption" means redemption at a redemption price equal to the Make-Whole Amount (as defined below), if any, with respect to such Notes. Unless otherwise specified by the Company on any Duration/Interest Mode Determination Date, the redemption type will be a Par Redemption.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, an amount equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the end of the applicable Subsequent Spread Period, computed by discounting such payments, in each case, to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus the Reinvestment Spread, plus accrued interest on the principal amount thereof to the date of redemption.

     "Reinvestment Spread" means, with respect to the Notes, a number, expressed as a number of basis points or as a percentage, selected by the Company and agreed to by the Reset Remarketing Agent on the Duration/Interest Mode Determination Date.

BOOK-ENTRY ONLY -- THE DEPOSITORY TRUST COMPANY.

     DTC will act as securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Note certificates, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct Participants and Indirect Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each Beneficial Owner of Notes is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all the Notes deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

     Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.

     DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Note certificates are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Notes. In that event, certificates for the Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

CONCERNING THE MANDATORY TENDER REMARKETING AGENT AND THE RESET REMARKETING
AGENT

     Both of the Mandatory Tender Remarketing Agent and the Reset Remarketing Agent, in their respective individual or any other capacities, may buy, sell, hold and deal in any of the Notes and may exercise any vote or join in any action which any Beneficial Owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the applicable Remarketing Agreement. Both of the Mandatory Tender Remarketing Agent and the Reset Remarketing Agent, in their respective individual capacities, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the applicable Remarketing Agreement.

     No Holder or Beneficial Owner of the Notes shall have any rights or claims under the Reset Remarketing Agreement or against the Reset Remarketing Agent as a result of the Reset Remarketing Agent not purchasing such Notes. The Company will agree to indemnify the Mandatory Tender Remarketing Agent and the Reset Remarketing Agent against certain liabilities, including liabilities under the Securities Act arising out of or in connection with its duties under the applicable Remarketing Agreement. Salomon Brothers Inc is the Mandatory Tender Remarketing Agent and will also serve as the initial Reset Remarketing Agent and Rate Agent. The Mandatory Tender Remarketing Agent and the Reset Remarketing Agent may resign at any time, such resignation to be effective 10 days after delivery to the Company and the Senior Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Mandatory Tender Remarketing Agent or a Reset Remarketing Agent, as the case may be. The Company, in its sole discretion may change the Reset Remarketing Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Interest Mode Determination Date relating thereto.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated under the Code (the "Treasury Regulations"), rulings and decisions now in effect, all of which are subject to change (prospectively or retroactively) or possible differing interpretations. The following discussion deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

U.S. HOLDERS

     As used herein, the term "U.S. Holder" means a Beneficial Owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "Non-U.S. Holder" means a Beneficial Owner of a Note that is not a U.S. Holder.

     The Notes should constitute variable rate debt instruments ("VRDI") and the interest payments received should be considered "qualified stated interest" under section 1.1275-5 of the Treasury Regulations. Based on this treatment, the interest received will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received in accordance with the U.S. Holder's regular method of tax accounting.

     Based on the foregoing treatment, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (other than amounts representing accrued and unpaid interest which will be taxable as interest income) and such U.S. Holder's adjusted tax basis in its Note. A U.S. Holder's adjusted tax basis in a Note is generally equal to such U.S. Holder's initial investment in such Note. In the case of a noncorporate U.S. Holder, any gain recognized upon the sale, exchange or retirement of a Note generally will be taxable at a maximum rate of 20% if the U.S. Holder's holding period for the Note is more than 18 months or at a maximum rate of 28% if such holding period is more than one year but not more than 18 months. The deduction of capital losses is subject to certain limitations.

     While the Company intends to treat the Notes as VRDI's issued without original issue discount ("OID"), it is possible that the Internal Revenue Service ("IRS") will take the position that the Notes are either (i) VRDI's issued with OID, or (ii) contingent payment debt instruments. In the event the IRS were successful in either assertion, Holders could experience U.S. federal income tax consequences significantly different from those discussed herein. The Treasury Regulations governing VRDI's issued with OID and contingent payment debt instruments are complex, and prospective purchasers of Notes are urged to consult their tax advisors as to the potential application of, and the consequences of applying, those regulations.

     In general, information reporting requirements will apply to certain payments of principal and interest and to the proceeds of sales of Notes made to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder (i) fails to provide a taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. In the case of interest paid after December 31, 1998, a U.S. Holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary.

     The Company will furnish annually to the IRS and to record holders of the Notes (other than with respect to certain exempt holders) information relating to the interest accruing and paid on the Notes during the calendar year.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

     Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-U.S. Holder, provided that the Beneficial Owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
Section 871(h)(3) of the Code, and the regulations thereunder, (ii) is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code and (iv) satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

     To satisfy the requirement referred to in (iv) above, the Beneficial Owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the Beneficial Owner is not a U.S. person. These requirements will be met if (1) the Beneficial Owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the Beneficial Owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     In the event that any of the above requirements are not satisfied, the Company will nonetheless not withhold federal income tax on interest paid to a Non-U.S. Holder if it receives IRS Form 4224 (or, after December 31, 1998, a Form W-8) from that Non-U.S. Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless the Company has knowledge to the contrary. Interest or any redemption premium paid to a Non-U.S. Holder (other than a partnership) that is effectively connected with the conduct by the Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the Holder is a qualified resident of the treaty country). In the case of a partnership that has foreign partners (i.e., persons who would be Non-U.S. Holders if they held the Notes directly), such effectively connected income allocable to the foreign partner would generally be subject to United States federal withholding tax (regardless of whether such income is, in fact, distributed to such foreign partner) at a 35% rate, if the foreign partner is a corporation, or at a 39.6% rate, if the foreign partner is not a corporation. Any foreign partner of such a partnership would be entitled to a credit against his United States federal income tax for his share of the withholding tax paid by the partnership.

     A Non-U.S. Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of Notes unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Notes as a capital asset, such Holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates.

     Gains derived by a Non-U.S. Holder (other than a partnership) from the sale or other disposition of Notes that are effectively connected with the conduct by the Holder of a trade or business in the United States are generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. In the case of a partnership that has foreign partners (i.e., persons who would be Non-U.S. Holders if they held the Notes directly), such effectively connected income allocable to the foreign partner would generally be subject to United States federal withholding tax (regardless of whether such income is, in fact, distributed to such foreign partner) at a 35% rate, if the foreign partner is a corporation, or at a 39.6% rate, if the foreign partner is not a corporation. Any foreign partner of such a partnership would be entitled to a credit against his United States federal income tax for his share of the withholding tax paid by the partnership. If an individual Non-U.S. Holder falls under clause (ii) above, he will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States capital losses recognized within the same taxable year as such sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States).

     A Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
Section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-U.S. Holders if a statement described in clause (iv) of the first paragraph hereunder has been received and the payor does not have actual knowledge that the Beneficial Owner is a United States person.

     Information reporting and backup withholding will not apply if payments of interest on a Note are paid or collected by a custodian, nominee, or agent on behalf of the Beneficial Owner of such Note if such custodian, nominee, or agent has documentary evidence in its records that the Beneficial Owner is not a U.S. person and certain other conditions are met, or the Beneficial Owner otherwise establishes an exemption.

     Payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, payments made by a broker that is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, or (with respect to payments after December 31, 1998) a foreign partnership with certain connections to the United States, will be subject to information reporting unless the broker has in its records documentary evidence that the Beneficial Owner is not a United States person and certain other conditions are met, or the Beneficial Owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     For payments made after December 31, 1998, with respect to Notes held by foreign partnerships, IRS regulations require that the certification described in clause (iv) of the first paragraph hereunder above be provided by the partners, rather than by the foreign partnership, and that the partnership provide certain information, including a United States TIN. A look-through rule will apply in the case of tiered partnerships.

     Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary obligation requirements imposed under ERISA, in the context of the plan's particular circumstances, before authorizing an investment in the Notes with assets of the plan. Accordingly, among other factors, the fiduciary should consider whether such an investment would satisfy the prudence and diversification requirements of ERISA, whether such an investment would constitute an unauthorized delegation of fiduciary authority and whether such an investment would be consistent with the documents and instruments governing the plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit certain employee benefit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (collectively, "Plans") from engaging in a wide range of transactions ("Prohibited Transactions") involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest," as defined in Section 3(14) of ERISA ("Parties in Interest"), and "disqualified persons," as defined in Section 4975(e) (2) of the Code ("Disqualified Persons")). A violation of the Prohibited Transaction rules may cause Plan fiduciaries, Parties in Interest and/or Disqualified Persons to be subject to excise taxes or to incur other liabilities under ERISA and/or Section 4975 of the Code.

     The Company, the Mandatory Tender Remarketing Agent and the Reset Remarketing Agent, because of their activities or the activities of their respective affiliates, may be considered to be Parties in Interest or Disqualified Persons with respect to certain Plans. If the Notes are acquired by a Plan with respect to which the Company or the Remarketing Dealer is, or subsequently becomes, a Party in Interest or Disqualified Person, the purchase, holding and/or sale of the Notes to the Remarketing Dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction rules unless an applicable statutory or administrative exemption from the Prohibited Transaction rules was available. Consequently, before investing in the Notes, any Plan fiduciary or other person who is using the assets of a Plan to acquire the Notes should determine whether any of the Company, the Mandatory Tender Remarketing Agent or the Reset Remarketing Agent is a Party in Interest or Disqualified Person with respect to such Plan and, if so, whether exemptive relief from the Prohibited Transaction rules is available. Included among the available administrative exemptions from the Prohibited Transaction rules that may be applicable are: U.S. Department of Labor Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding transactions involving insurance company pooled separate accounts: PTCE 91-38, regarding transactions involving bank collective investment funds; PTCE 84-14, regarding transactions effected by qualified professional asset managers; PTCE 96-23, regarding transactions effected by in-house asset managers; and PTCE 95-60, regarding transactions involving insurance company general accounts. There can be no assurance, however, that any of these exemptions, even if all of the conditions specified therein are satisfied.

     Insurance companies considering an investment in the Notes should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the Department of Labor issued proposed regulations (the "Proposed General Account Regulations") in December, 1997, with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. The Proposed General Account Regulations are intended to provide guidance on which assets held by the insurer constitute "plan assets" of an ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code. The "plan assets" status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the "plan assets" of an ERISA Plan invested in a separate account.

     The discussion herein of ERISA is general in nature and is not intended to be complete. Any fiduciary of a Plan considering an investment in the Notes should consult with its legal advisors regarding the consequences and advisability of such an investment.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement"), between the Company and Salomon Brothers Inc and A.G. Edwards & Sons, Inc. (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the respective principal amount of the Notes set forth opposite its name below.

                                                                PRINCIPAL AMOUNT
                        UNDERWRITER                                 OF NOTES
                        -----------                             ----------------
Salomon Brothers Inc........................................      $37,500,000
A.G. Edwards & Sons, Inc. ..................................       37,500,000
                                                                  -----------
     Total..................................................      $75,000,000
                                                                  ===========


     In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any Notes are purchased. The Underwriters have advised the Company that the Underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers initially at such price less a discount not in excess of 0.35% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.25% of the principal amount of the Notes. After the initial public offering of the Notes to the public, the public offering price and such concessions may be changed. In addition, in consideration for the right to require the mandatory tender of all outstanding Notes on the First Remarketing Date, as described above, the Mandatory Tender Remarketing Agent will pay to the Company, on the same date the Underwriters pay the purchase price for the Notes, an amount equal to 2.85% of the principal amount of the Notes.

     The Notes are new issues of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the Notes. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the notes in connection with the offering, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Underwriters and their affiliates have engaged and may in the future engage in investment banking and general financing and banking transactions with the Company and certain of its affiliates.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, or to make contribution to certain payments in respect thereof.

                                 LEGAL OPINIONS

     The validity of the Indentures and the Notes will be passed upon for the Company by Ronald E. Christian, Vice President, General Counsel and Secretary of MichCon. Certain matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019-5389. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to MichCon and its affiliates.

PROSPECTUS

                                  $400,000,000

                       MICHIGAN CONSOLIDATED GAS COMPANY
                             SENIOR DEBT SECURITIES

                            ------------------------

     Michigan Consolidated Gas Company ("MichCon" or the "Company") from time to time may offer, in an aggregate principal amount not to exceed $400,000,000, in one or more series, its senior debt securities (the "Senior Debt Securities"). Prior to the Release Date (as defined below), the Senior Debt Securities will be secured by the issuance and delivery to the Senior Trustee (as defined below) in trust for the benefit of the holders of Senior Debt Securities first mortgage bonds (the "First Mortgage Bonds") issued under the Company's Mortgage Indenture (as defined below). The Senior Debt Securities will be issued under the indenture (the "Senior Indenture") to be entered into between MichCon and Citibank, N.A., as trustee (the "Senior Trustee"). The Senior Debt Securities may be offered in amounts, at prices and on terms to be determined at the time of sale. Certain terms of the Senior Debt Securities including, where applicable, the specific designation, aggregate principal amount, interest rate, interest payment dates, maturity, public offering price, any redemption terms or other specific terms of each series of the Senior Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements (a "Prospectus Supplement").

     MichCon may sell the Senior Debt Securities to or through underwriters, through dealers, directly to purchasers or through agents. See "Plan of Distribution". The Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the proceeds to MichCon from such sale.

     This Prospectus may not be used to consummate sales of the Senior Debt Securities unless accompanied by a Prospectus Supplement applicable to the Senior Debt Securities being sold.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is June 17, 1998.

                             AVAILABLE INFORMATION

     MichCon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the SEC's Public Reference Room; Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site on the Internet that contains reports and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by MichCon with the SEC under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Senior Debt Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to MichCon and the Senior Debt Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
                           -------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus and made a part hereof the following documents heretofore filed with the SEC pursuant to the 1934 Act:

          1. MichCon's Annual Report on Form 10-K for the year ended December 31, 1997 ("Form 10-K").

          2. MichCon's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

          3. MichCon's Current Report on Form 8-K dated June 2, 1998.

     All documents filed by MichCon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     MichCon hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to:
Investor Relations, MCN Energy Group Inc., 500 Griswold Street, Detroit, Michigan 48226; telephone 1-800-548-4655.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in or incorporated by reference into this Prospectus which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's business; (iv) the economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas reserve estimates; (vi) the timing and extent of changes in prices for natural gas, electricity and crude oil; (vii) conditions of capital markets and equity markets; and (viii) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates. See "Incorporation of Certain Documents by Reference" above.

                                  THE COMPANY

     MichCon is a Michigan corporation that was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. The Company is a public utility engaged in the distribution and transmission of natural gas in the State of Michigan. The Company serves 1.2 million residential, commercial and industrial customers in the Detroit, Grand Rapids, Ann Arbor, Traverse City and Muskegon metropolitan areas and in various other communities throughout the state of Michigan. MichCon's gas sales and transportation markets were approximately 937 billion cubic feet (Bcf) for the twelve months ended December 31, 1997. MichCon is a wholly-owned subsidiary of MCN Energy Group Inc., a Michigan corporation.

     At December 31, 1997, MichCon and its subsidiaries employed 2,867 persons.

     The mailing address of MichCon's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 965-2430.

                                USE OF PROCEEDS

     Except as otherwise stated in the applicable Prospectus Supplement, net proceeds from the sale of the Senior Debt Securities offered hereby will be used for the acquisition of property; the construction, completion, extension or improvement of facilities; working capital requirements; the improvement or maintenance of service; the discharge or lawful retirement of short or long-term debt and borrowings made or expected to be made; and for other corporate purposes. Specific allocations of proceeds for such purposes have not been made at this time. Funds may be borrowed in anticipation of future requirements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth MichCon's ratio of earnings to fixed charges for the periods indicated.

                                                     TWELVE MONTHS
                                                         ENDED              YEAR ENDED DECEMBER 31,
                                                       MARCH 31,      ------------------------------------
                                                         1998         1997    1996    1995    1994    1993
                                                     -------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(1)(2).........        3.17         3.17    3.27    3.47    3.26    3.58

-------------------------
(1) The Company is a guarantor of certain other debt. Fixed charges related to such debt, deemed to be immaterial, have been excluded in computing the above ratios.

(2) For the purpose of computing these ratios, earnings consists of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

                                   SECURITIES

     The Senior Debt Securities may be issued, from time to time, in one or more series (i) secured by the Company's First Mortgage Bonds issued and delivered to the Senior Trustee under the Twenty-Ninth Supplemental Indenture dated as of July 15, 1989 providing for the restatement of the Indenture of Mortgage and Deed of Trust dated as of March 1, 1944 between the Company and Citibank, N.A. ("Citibank" or the "Mortgage Trustee") and Robert T. Kirchner (the "Individual Trustee" and, together with Citibank, the "Secured Trustees") which became effective on April 1, 1994, as supplemented and amended by the supplemental indentures thereto (collectively, the "Mortgage Indenture") or (ii) following the Release Date (as defined below), as either unsecured senior notes or as senior notes secured by first mortgage bonds issued under a mortgage indenture other than the Mortgage Indenture. On the Release Date, any outstanding Senior Debt Securities secured by the Company's First Mortgage Bonds when issued will cease to be secured by First Mortgage Bonds issued under the Company's Mortgage Indenture and, at the Company's option, either (a) will become unsecured general obligations of the Company or (b) will be secured by first mortgage bonds issued under a mortgage indenture other than the Mortgage Indenture.

     Senior Debt Securities will be issued under the Senior Indenture, the form of which is an exhibit to the Registration Statement, and are described below under the caption "Description of the Senior Debt Securities." Prior to the Release Date, First Mortgage Bonds securing the Senior Debt Securities (the "Collateral Bonds") will be issued under the Mortgage Indenture.

     There is no requirement, under either the Senior Indenture or the Mortgage Indenture (collectively, the "Indentures"), that future issues of debt securities of the Company be issued under the Indentures, and, subject to certain restrictions following the Release Date which are described in "Description of the Senior Debt Securities--Restrictions," the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Senior Debt Securities, in connection with future issues of such other debt securities. Certain capitalized terms herein are defined in the Indentures.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES

GENERAL

     Until the Release Date (as defined below), the Senior Debt Securities will be secured by one or more series of Collateral Bonds issued and delivered to the Senior Trustee under the Mortgage Indenture. See "-- Security; Release Date." ON THE RELEASE DATE (AS DEFINED BELOW), THE SENIOR DEBT SECURITIES WILL CEASE TO BE SECURED BY THE COLLATERAL BONDS AND, AT THE COMPANY'S OPTION, EITHER (I) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (II) WILL BE SECURED BY FIRST MORTGAGE BONDS (THE "SUBSTITUTED COLLATERAL BONDS") ISSUED UNDER A MORTGAGE INDENTURE OTHER THAN THE MORTGAGE INDENTURE. The Senior Indenture provides that, in addition to the Senior Debt Securities offered hereby, additional Senior Debt Securities may be issued thereunder, without limitation as to aggregate principal amount, from time to time, in one or more series, provided that, prior to the Release Date, the amount of Senior Debt Securities that may be issued cannot exceed the aggregate principal amount of First Mortgage Bonds that the Company is able to issue under its Mortgage Indenture.

     The Senior Indenture does not contain any debt covenants or provisions which would afford holders of Senior Debt Securities protection in the event of a highly leveraged transaction.

     Reference is made to the Prospectus Supplement relating to the Senior Debt Securities being offered (the "Offered Senior Debt Securities") for, among other things, the following terms thereof: (1) the title of the Offered Senior Debt Securities; (2) any limit on the aggregate principal amount of the Offered Senior Debt Securities; (3) the date or dates on which the Offered Senior Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Senior Debt Securities will bear interest or the method by which such rate or rates shall be determined and the date from which such interest will accrue or the method by which such date or dates shall be determined; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the dates, if any, on which, and the price or prices at which, the Offered Senior Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (7) the date, if any, after which, and the price or prices at which, the Offered Senior Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption; and (8) any other terms of the Offered Senior Debt Securities (which terms shall not be inconsistent with the Senior Indenture). For a description of the terms of the Offered Senior Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Senior Debt Securities set forth herein.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Offered Senior Debt Securities will be payable, and the Offered Senior Debt Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, at the option of the Company, payment of interest may be made by check mailed or wire transferred to the address of the person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Senior Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Senior Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     For purposes of the descriptions of the Senior Debt Securities, certain defined terms have the following meanings:

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses
(i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Significant Subsidiary" means a Subsidiary or Subsidiaries of the Company possessing assets (including the assets of its own Subsidiaries but without regard to the Company or any other Subsidiary) having a book value, in the aggregate, equal to not less than 10% of the book value of the aggregate assets of the Company and its Subsidiaries calculated on a consolidated basis.

     "Capitalized Lease Obligations" means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

     "Project Finance Indebtedness" means Indebtedness of a Subsidiary secured by a Lien on any property, acquired, constructed or improved by such Subsidiary after the date of the Indenture which Lien is created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement, or on any property existing at the time of acquisition thereof; provided that such a Lien shall not apply to any property theretofore owned by any such Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; and provided further that such Indebtedness, by its terms, shall limit the recourse of any holder of such Indebtedness (or trustee on such holder's behalf) in the event of any default in such Indebtedness to the assets subject to such Liens and the capital stock of the Subsidiary issuing such Indebtedness. Notwithstanding the foregoing, Project Finance Indebtedness shall include all Indebtedness that would constitute Project Finance Indebtedness but for the fact that such Indebtedness was issued prior to the date of the Indenture and taking into account the fact that the property subject to the Lien may have been acquired prior to the date of the Indenture.

     The Senior Debt Securities may be issued under the Senior Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

SECURITY; RELEASE DATE

     Until the Release Date (as defined below), the Senior Debt Securities will be secured by one or more series of the Collateral Bonds issued and delivered by the Company to the Senior Trustee. See "Description of the First Mortgage Bonds." Upon the issuance of Senior Debt Securities prior to the Release Date, the Company will simultaneously issue and deliver Collateral Bonds to the Senior Trustee, as security for such Senior Debt Securities. Such Collateral Bonds will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the Senior Debt Securities being issued. The Company has agreed to issue a related series of Collateral Bonds in the name of the Senior Trustee in its capacity as trustee under the Senior Indenture concurrently with the issuance of each series of Senior Debt Securities and the Senior Trustee has agreed to hold each series of Collateral Bonds in such capacity under all circumstances and not transfer such Collateral Bonds until the earlier of the Release Date or the prior retirement of the related series of Senior Debt Securities through redemption, repurchase or otherwise. Prior to the Release Date, the Company shall make payments of the principal of, and premium or interest on, each series of Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the related series of Senior Debt Securities.

     THE "RELEASE DATE" WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS OF THE COMPANY ISSUED AND OUTSTANDING UNDER THE MORTGAGE INDENTURE, OTHER THAN THE COLLATERAL BONDS, HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION OR OTHERWISE. ON THE RELEASE DATE, THE SENIOR TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL COLLATERAL BONDS, AND THE COMPANY WILL CAUSE THE SENIOR TRUSTEE TO PROVIDE NOTICE TO ALL HOLDERS OF SENIOR DEBT SECURITIES OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE COLLATERAL BONDS WILL CEASE TO SECURE THE SENIOR DEBT SECURITIES, AND, AT THE OPTION OF THE COMPANY, THE SENIOR DEBT SECURITIES, EITHER (I) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (II) WILL BE SECURED BY SUBSTITUTED COLLATERAL BONDS. Each issue of Collateral Bonds will be secured by a lien on certain property owned by the Company. In certain circumstances prior to the Release Date, the Company is permitted to reduce the aggregate principal amount of an issue of Collateral Bonds held by the Senior Trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the Senior Debt Securities initially issued contemporaneously with such Collateral Bonds. Following the Release Date, the Company will cause the Mortgage Indenture to be closed, and the Company will not issue any additional bonds under such Mortgage Indenture.

RESTRICTIONS

     The Senior Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Senior Indenture, all the obligations of the Company under the Senior Debt Securities and the Senior Indenture, executed and delivered to the Trustee in form satisfactory to the Trustee; (2) immediately before and after giving effect to such transaction or series of transactions, no Event of Default, and no Default, with respect to the Senior Debt Securities shall have occurred and be continuing; and (3) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Senior Indenture.

     The Senior Indenture also provides that, except as described below and unless Substituted Pledged Bonds are issued to secure the Senior Debt Securities from and after the Release Date, the Company will not, nor will it permit any Significant Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by any Lien in, of or on the property of the Company or any of its Subsidiaries, without effectively securing all Senior Debt Securities (other than such Senior Debt Securities, if any, which by their terms, are expressly excluded from this provision), equally and ratably with such Indebtedness; except that this restriction shall not apply to: (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings; (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (iv) utility easements, rights of way, exceptions, agreements for the joint or common use of property, restrictions and such other encumbrances or charges against property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries; (v) Liens on the capital stock, partnership interest, or other evidence of ownership of any Subsidiary or such Subsidiary's assets that secure project financing for such Subsidiary; (vi) purchase money liens upon or in property now owned or hereafter acquired in the ordinary course of business (consistent with the Company's business practices) to secure (A) the purchase price of such property or (B) Indebtedness incurred solely for the purpose of financing the acquisition, construction, or improvement of any such property to be subject to such liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount, provided that no such lien shall extend to or cover any property other than the property being acquired, constructed, or improved and replacements, modifications, and proceeds of such property, and no such extension, renewal, or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, or replaced; (vii) Liens existing on the date the Senior Debt Securities are first issued; (viii) Liens for no more than 90 days arising from a transaction involving accounts receivable of the Company (including the sale of such accounts receivable), where such accounts receivable arose in the ordinary course of the Company's business; (ix) the right reserved to, or vested in, any municipality or public authority by the terms of any franchise, grant, license or permit, or by any provision of law, to terminate such franchise, grant, license or permit or to purchase or appropriate or recapture or to designate a purchaser of any of the mortgaged property, or to demand and collect from the Company any tax or other compensation for the use of streets, alleys or other public places; (x) rights reserved to, or vested in, any municipality or public authority to use, control, remove or regulate any property of the Company; (xi) zoning laws and ordinances;
(xii) possible adverse rights or interests and inconsequential defects or irregularities in title which, in the opinion of counsel, may be properly disregarded; and (xiii) rights reserved to or vested in others to take or receive any part of the gas, power, oil or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Company.

     The Senior Indenture provides that, from and after the Release Date, the Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any lender or investor (other than the Company or a Subsidiary), or to which such lender or investor (other than the Company or a Subsidiary) is a party, providing for the leasing by the Company or such Subsidiary for a period, including renewals, in excess of three years of any real property located within the United States which has been owned by the Company or such Subsidiary for more than six months and which has been or is to be sold or transferred by the Company or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either (a) the Company or such Subsidiary could create Indebtedness secured by a lien consistent with the restrictions set forth in the foregoing paragraph on the real property to be leased in an amount equal to the Value of such transaction without equally and ratably securing the Senior Debt Securities or (b) the Company, within six months after the sale or transfer shall have been made, applies an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such arrangement or (ii) the fair market value of the real property so leased to the retirement of the Senior Debt Securities and other obligations of the Company ranking on a parity with the Senior Debt Securities.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following are Events of Default under the Senior Indenture with respect to the Senior Debt Securities of any series; (1) failure to pay interest on any Senior Debt Security of that series when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Senior Debt Security of that series when due and payable at Maturity, upon redemption or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Senior Indenture (other than a covenant, agreement or warranty included in the Senior Indenture solely for the benefit of Senior Debt Securities other than that series), continued for a period to 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of more than 1% of the Company's consolidated total assets (determined as of its most recent fiscal year-end), unless cured within 10 days after notice has been given to the Company by the Trustee or Holders of at least 10% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (5) prior to the Release Date, the occurrence of a default under the Mortgage Indenture, of which default the Mortgage Trustee or the Holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities have given written notice to the Mortgage Trustee; (6) if any Substituted Collateral Bonds are outstanding, the occurrence of a default under the Substituted Mortgage, of which default the trustee under such Substituted Mortgage or the Holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities have given written notice to the Senior Trustee; (7) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (8) any other Event of Default with respect to the Senior Debt Securities of that series specified in the Prospectus Supplement relating thereto or Supplemental Indenture under which such series of Senior Debt Securities is issued.

     The Senior Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Debt Securities of any series, give the Holders of Senior Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of that series.

     If an Event of Default with respect to Senior Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Senior Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series shall become immediately due and payable.

     If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Senior Debt Securities of any series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Senior Debt Security of that series. Upon any acceleration of the Senior Debt Securities prior to the Release Date, the Senior Trustee is empowered to cause the mandatory redemption of the Collateral Bonds or Substituted Collateral Bonds, as the case may be.

     Any such declaration with respect to Senior Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default in payment of principal of or interest on the Senior Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Senior Debt Securities, upon the conditions provided in the Senior Indenture. For purposes of the provisions described herein, the Company may cure an Event of Default or Default in payment of principal or interest on the Senior Debt Securities at any time after an acceleration of the Senior Debt Securities has been declared, but before a judgment or decree for the immediate payment of the principal amount of the Senior Debt Securities has been obtained, and, prior to the Release Date, so long as all first mortgage bonds have not been accelerated, if the Company pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest, the principal and any premium which has become due otherwise than by acceleration and any other amounts due the Trustee, and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Debt Securities.

     The Senior Indenture provides that the Company shall periodically file statements with the Trustee regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to Senior Debt Securities of any series, in performing such covenants, of which the signers may have knowledge.

MODIFICATION OF THE SENIOR INDENTURE; WAIVER

     The Senior Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Debt Securities of any series. In addition, under the Senior Indenture, certain rights and obligations of the Company and the rights of Holders of the Senior Debt Securities may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Debt Securities of each series affected thereby; but no extension of the maturity of any Senior Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Senior Debt Securities of any series, modification that would adversely impair the interest of the Senior Trustee in the Collateral Bonds held by it or, prior to the Release Date, reduce the principal amount of any issue of Collateral Bonds securing the Senior Debt Securities to an amount less than the principal amount of the related issue of Senior Debt Securities or alter the payment provisions of such Collateral Bonds in a manner adverse to the holders of the Senior Debt Securities, other modification in the terms of payment of the principal of, or interest on, any Senior Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Senior Debt Security of any series affected thereby without the Holder's consent. The Senior Indenture does not limit the aggregate amount of Senior Debt Securities of the Company which may be issued thereunder.

     The Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Senior Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive any past Event of Default or Default under the Senior Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Senior Debt Security of that series or in respect of a provision which under the Senior Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of that series affected.

DEFEASANCE

     The Company may terminate its substantive obligations in respect of the Senior Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the

Senior Debt Securities of that series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Indenture.

VOTING OF COLLATERAL BONDS HELD BY SENIOR TRUSTEE

     The Senior Trustee, as holder of Collateral Bonds, will attend any meeting of holders of First Mortgage Bonds under the Mortgage Indenture, as to which it receives due notice, or, at its option, will deliver its proxy in connection therewith. Either at such meeting, or otherwise where the consent of holders of First Mortgage Bonds is sought without a meeting, the Senior Trustee will vote all of the Collateral Bonds held by it, or will consent with respect thereto, as directed by the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities; provided, however, that the Senior Trustee shall not be required to vote the Collateral Bonds of any particular issue in favor of, or give consent to, any action except upon notification by the Senior Trustee to the holders of the related issue of Senior Debt Securities of such proposal and consent thereto of the holders of a majority in principal amount of the outstanding Senior Debt Securities of such issue.

CONCERNING THE SENIOR TRUSTEE

     Citibank is the Senior Trustee under the Senior Indenture. Citibank is also Trustee under the Mortgage Indenture and a depositary of funds of the Company. See "Description of the First Mortgage Bonds -- Concerning the Secured Trustees."

BOOK-ENTRY SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Senior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below) that will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Senior Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Senior Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. The term "Global Security", when used with respect to any series of Senior Debt Securities, means a Security that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

     The specific terms of the depositary arrangement with respect to any portion of a series of Senior Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Senior Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global

Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Senior Debt Securities or, if such Senior Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Senior Debt Securities represented by such Global Security for all purposes under the Senior Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Senior Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Senior Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Senior Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Senior Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Senior Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

                    DESCRIPTION OF THE FIRST MORTGAGE BONDS

     The following summaries of certain provisions of the First Mortgage Bonds and the Mortgage Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Mortgage Indenture, including the definitions therein of certain terms. Certain capitalized terms herein are defined in the Mortgage Indenture.

GENERAL

     Prior to the Release Date, any series of First Mortgage Bonds issued as Collateral Bonds will be issued to the Senior Trustee. Each issue of such Collateral Bonds to the Senior Trustee will be in a principal amount equal to the principal amount of the Senior Debt Securities issued contemporaneously with such Collateral Bonds. Prior to the Release Date, the Company shall make payments of the principal of, and premium or interest on, each series of Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the related series of Senior Debt Securities. The Collateral Bonds will be exchangeable for a like aggregate principal amount of Collateral Bonds of the same series of other authorized denominations at the office of the Secured Trustees in New York, New York.

SECURITY AND PRIORITY

     The Mortgage Indenture constitutes a first mortgage lien (subject to exceptions and reservations set forth therein, to "permissible encumbrances," and to various matters specified under "Business; Franchises" and "Properties" in MichCon's Form 10-K) upon substantially all of the fixed property and franchises of MichCon, consisting principally of gas distribution and transmission lines and systems, underground storage fields and buildings, including property of the character initially mortgaged which has been or may be acquired by MichCon subsequent to the execution and delivery of the Mortgage Indenture. It prohibits creation of prior liens upon the mortgaged property, other than "permissible encumbrances," but, within specified limitations in certain cases, property may be acquired subject to preexisting liens or purchase money and other liens created at the time or in connection with the acquisition of such property. The property excepted from the lien of the Mortgage Indenture consists principally of cash (unless deposited with the Mortgage Trustee under the Mortgage Indenture), accounts receivable, gas stored in reservoirs except to the extent specially pledged, materials and supplies, securities, vehicles and leases.

     The Mortgage Indenture does not contain any debt covenants or provisions which would afford holders of First Mortgage Bonds protection in the event of a highly leveraged transaction.

     The First Mortgage Bonds will rank equally and ratably (except as to sinking fund and other analogous funds established for the exclusive benefit of a particular series) with all First Mortgage Bonds, regardless of series, from time to time issued and outstanding under the Indenture.

RELEASE OF PROPERTY

     Unless an event of default shall have occurred and be continuing, the Company is entitled to possess, use and enjoy all the property and appurtenances, franchise and rights conveyed by the Mortgage Indenture. Subject to various limitations and requirements, the Company may obtain a release of any part of the mortgaged property, except prior lien bonds, upon receipt by Citibank of cash, as adjusted, equal to the consideration, if any, received or to be received from the sale, surrender or other disposition of the property to be released or the then fair value thereof (whichever shall be greater).

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     Additional First Mortgage Bonds may be issued under the Mortgage Indenture in principal amounts (unlimited except as provided by law) equal to:

          (1) 70% of the cost or fair value to the Company, whichever is less, of unbonded net property additions made after December 31, 1943 (subject to deductions in certain cases, if such net property additions secure prior lien bonds);

          (2) the sum of the principal amount of First Mortgage Bonds previously issued under the Indenture, and of prior lien bonds theretofore deducted under the Indenture, which have been retired or are then being retired and have not theretofore been bonded; and

          (3) the amount of cash deposited with Citibank for such purpose.

     First Mortgage Bonds may be issued on the basis of net property additions which include substantially all utility property subject to the Mortgage Indenture or deposit of cash only if net earnings available for interest and depreciation (before deduction for income taxes) for any specified 12 consecutive calendar months within the preceding 15 months equal 2 1/2 times annual interest charges on the First Mortgage Bonds and any prior lien bonds. Such earnings requirement need not be met where First Mortgage Bonds are to be issued against First Mortgage Bonds or prior lien bonds which have been or are being retired as described in (2) above if the First Mortgage Bonds to be issued bear interest at a lower rate than the First Mortgage Bonds or prior lien bonds which have been or are to be retired, or if the proceeds from the First Mortgage Bonds to be issued are used to refund First Mortgage Bonds or prior lien bonds which have been retired within two years prior to such issuance unless additional First Mortgage Bonds requiring an earnings certificate have been issued in the period between the retirement of the retired First Mortgage Bonds and the issuance of the First Mortgage Bonds.

     As of March 31, 1998, MichCon had approximately $1.235 billion of unbonded net property additions, which would entitle it to issue approximately $864 million principal amount of additional First Mortgage Bonds on the basis of unbonded net property additions as discussed under (1) in the second preceding paragraph.

WITHDRAWAL OF CERTAIN CASH

     Cash deposited with the Mortgage Trustee as a basis for the issuance of additional First Mortgage Bonds may be withdrawn by MichCon in amounts described in (1) and (2) under "Issuance of Additional Bonds".

DEFEASANCE

     The Company may require the discharge of the Mortgage Indenture or treat a series of First Mortgage Bonds as no longer outstanding thereunder if: (1) the Company deposits with Citibank monies or certain obligations of the United States of America or certain securities which are guaranteed by, or backed by obligations of, the United States of America, in an amount sufficient to pay, when due, the principal, premium if any, and any interest due and to become due; and (2) the Company delivers an opinion of counsel to the effect that registration is not required under the Investment Company Act of 1940, as amended, applicable laws are not violated, and such discharge will not result in a taxable event with respect to the First Mortgage Bonds the payment of which is being provided for. In such event, the obligation of the Company duly and punctually to pay and cause to be paid the principal, premium, if any, and interest in respect of such First Mortgage Bonds shall be completely discharged. Thereafter, the holders of such First Mortgage Bonds shall be entitled to payment only out of funds on deposit with Citibank as aforesaid for their payment.

MODIFICATION OF MORTGAGE INDENTURE

     In general, modifications or alterations of the Mortgage Indenture and of the rights or obligations of the Company and of the holders of First Mortgage Bonds, as well as waivers of compliance with the Mortgage Indenture, may be made with the consent of holders of 60% of the First Mortgage Bonds, or, if less than all series of the First Mortgage Bonds are adversely affected, the consent of the holders of 60% of the First Mortgage Bonds adversely affected. No such modification, alteration or waiver may be made which will (1) permit the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any First Mortgage Bond, or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, or the interest or the premium (if any) on, any First Mortgage Bond, or affect the right of any holder of First Mortgage Bonds to institute suit for the enforcement of any such payment on or after the due date thereof, (2) otherwise than as permitted by the Mortgage Indenture, permit the creation of any lien ranking prior or equal to the lien of the Mortgage Indenture with respect to any of the mortgaged properties or (3) permit the reduction of the percentage of First Mortgage Bonds required for the making of any such modification, alteration or waiver.

CONCERNING THE SECURED TRUSTEES

     Citibank is the Mortgage Trustee under the Mortgage Indenture. Citibank has acted as paying agent on the outstanding First Mortgage Bonds and will act in the same capacity with respect to any additional First Mortgage Bonds issued under the Mortgage Indenture. It is also a depositary of funds of the Company. Robert T. Kirchner, Individual Trustee under the Mortgage Indenture, is an Officer of Citibank. Citibank also serves as trustee for the Senior Debt Securities.

DEFAULT AND NOTICE THEREOF TO HOLDERS OF FIRST MORTGAGE BONDS

     The Mortgage Indenture provides that, in case of an event of default as defined therein, Citibank or the holders of not less than 25% in principal amount of the First Mortgage Bonds may declare the principal and all accrued and unpaid interest of all First Mortgage Bonds, if not already due, to be immediately due and payable. Citibank, upon request of the holders of a majority in principal amount of the outstanding First Mortgage Bonds, shall waive such default and rescind any such declaration if such default is cured. The holders of a majority in principal amount of the First Mortgage Bonds shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Secured Trustees and of exercising any power or trust conferred upon the Secured Trustees, but under certain circumstances, the Secured Trustees may decline to follow such directions or to exercise certain of their powers.

     Holders of First Mortgage Bonds have no right to enforce any remedy under the Mortgage Indenture unless the Secured Trustees have first had a reasonable opportunity to do so following notice of default to Citibank and request by the holders of 25% in principal amount of the First Mortgage Bonds for action by the Secured Trustees with offer of indemnity satisfactory to the Secured Trustees against cost, expenses and liabilities that may be incurred thereby, but this provision does not impair the absolute right of any holder of First Mortgage Bonds to enforce payment of the principal of and interest on his First Mortgage Bond when due.

     The Mortgage Indenture provides that the following shall constitute events of default: failure to pay any installment of interest on any First Mortgage Bond when due and payable, and continuance of such failure for 60 days; failure to pay the principal of any First Mortgage Bond when due and payable, whether at maturity, in connection with any sinking fund payment, or otherwise; failure to pay any installment of interest on any prior lien bonds, and continuance of such failure for the period of grace, if any, specified in the prior lien securing such bonds; failure to pay any installment applied to the purchase or redemption of any First Mortgage Bond, and continuance of such failure for 60 days; failure to pay the principal of any prior lien bond when due and payable, whether at maturity or otherwise; failure on the part of the Company to perform or observe any other covenant, agreement or condition contained in the Mortgage Indenture or in the First Mortgage Bonds or any prior lien bonds, continuance of such failure for 90 days after written notice to the Company by Citibank or by the holders of not less than 25% in principal amount of the First Mortgage Bonds; and insolvency or bankruptcy, receivership or similar proceedings initiated by the Company, or initiated against the Company and not dismissed or stayed within 45 days; and failure to renew or extend its corporate charter upon or prior to the expiration of such under the provision of its Articles of Incorporation or of law.

     The Mortgage Indenture provides that the Secured Trustees shall give to the holders of First Mortgage Bonds notice of the happening of a default known to them within 90 days after the occurrence thereof (disregarding any period of grace in the defaults referred to above) unless such default shall have been cured, but except in case of default in the payment of principal, premium, if any, or interest on the First Mortgage Bonds or in the payment of any sinking fund installment, the Secured Trustees may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of Citibank in good faith determine that the withholding of such notice is in the interest of the holders of First Mortgage Bonds.

                              PLAN OF DISTRIBUTION

     The Company may sell any series of the Senior Debt Securities (i) to or through underwriters; (ii) to or through dealers; (iii) directly to purchasers; or (iv) through agents. A Prospectus Supplement will set forth the terms of the offering of the Senior Debt Securities; including the name or names of any underwriters, dealers or agents, the purchase price of such Senior Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Debt Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in the Prospectus Supplement or a related pricing supplement, if applicable, will be deemed to be underwriters, dealers or agents in connection with the Senior Debt Securities offered thereby, and if any of the firms expressly referred to below is not named in such Prospectus Supplement or a related pricing supplement, then such firm will not be a party to the underwriting or distribution agreement in respect of such Senior Debt Securities, will not be purchasing any such Senior Debt Securities from the Company and will have no direct or indirect participation in the underwriting or other distribution of such Senior Debt Securities, although it may participate in the distribution of such Senior Debt Securities under circumstances entitling it to a dealer's commission.

     If underwriters are used in the sale, the Senior Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Senior Debt Securities will be named in the Prospectus relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Senior Debt Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Senior Debt Securities if any are purchased.

     The Senior Debt Securities may be sold directly by the Company or through agents designated by the Company, from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Senior Debt Securities in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Senior Debt Securities may be sold directly by the Company to investors or others who may be deemed to be underwriters within the meaning of the 1933 Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the Senior Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Senior Debt Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Senior Debt Securities.

                             VALIDITY OF SECURITIES

     The validity of the Senior Debt Securities offered hereby will be passed upon for the Company by Ronald E. Christian, Esq., Vice President, General Counsel and Secretary of MichCon and for any agents or underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to MichCon and its affiliates. Certain legal matters with respect to the Senior Debt Securities will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from MichCon's Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OF SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Forward-Looking Statements...........     S-3
Summary..............................     S-4
Use of Proceeds......................     S-6
Description of the Notes.............     S-6
Certain Federal Income Tax
  Considerations.....................    S-18
Erisa Considerations.................    S-21
Underwriting.........................    S-22
Legal Opinions.......................    S-23
                 PROSPECTUS
Available Information................       2
Incorporation of Certain Documents by
  Reference..........................       2
Forward-Looking Statements...........       3
The Company..........................       4
Use of Proceeds......................       4
Ratio of Earnings to Fixed Charges...       4
Securities...........................       4
Description of the Senior Debt
  Securities.........................       5
Description of the First Mortgage
  Bonds..............................      12
Plan of Distribution.................      15
Validity of Securities...............      16
Experts..............................      16

             ======================================================
             ======================================================

                                  $75,000,000

                             MICHIGAN CONSOLIDATED
                                  GAS COMPANY

                                   RESETABLE
                         MANDATORY PUTABLE/REMARKETABLE
                             SECURITIES ("MAPSSM")
                               DUE JUNE 30, 2038
                               ------------------

                             PROSPECTUS SUPPLEMENT

                                 JUNE 18, 1998

                               ------------------

                              SALOMON SMITH BARNEY

                           A.G. EDWARDS & SONS, INC.
                         "MAPSSM" is a service mark of
                              Salomon Brothers Inc

             ======================================================